Exhibit 2.1

PURCHASE AGREEMENT

by and among

WORLDWIDE ASSET MANAGEMENT, LLC
NATIONAL ASSET MANAGEMENT ENTERPRISES, INC.
WORLDWIDE ASSET COLLECTIONS, LLC,
WORLDWIDE ASSET PURCHASING, LLC,
BUYDEBTCO, LLC and
THE DEBT DEPOT, LLC;

WORLDWIDE ASSETS, INC.,
FRANK J. HANNA, JR., and
DARRELL T. HANNA;

WORLDWIDE ASSETS, INC.;

WEST CORPORATION;

and

WEST RECEIVABLE SERVICES, INC.

Dated as of July 22, 2004

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Page
SECTION 5.28. Trust or Custodial Accounts	xxii
SECTION 5.29. Accuracy of Information	xxiii
SECTION 6. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS	xxiii
SECTION 6.1. Title to Interests	xxiii
SECTION 6.2. Authorization and Validity of Agreements	xxiii
SECTION 6.3. No Conflict or Violation	xxiii
SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE GUARANTOR	xxiii
SECTION 7.1. Corporate Organization	xxiii
SECTION 7.2. Authorization and Validity of Agreement	xxiii
SECTION 7.3. Governmental Consents and Approvals	xxiv
SECTION 7.4. Financial Ability	xxiv
SECTION 8. COVENANTS OF THE COMPANIES AND THE SELLERS	xxiv
SECTION 8.1. Conduct of Business Before the Closing Date	xxiv
SECTION 8.2. Consents and Approvals	xxvi
SECTION 8.3. Access to Properties and Records	xxvii
SECTION 8.4. Negotiations	xxvii
SECTION 8.5. Commercially Reasonable Efforts	xxvii
SECTION 8.6. Notice of Breach	xxvii
SECTION 8.7. WAS Employees	xxvii
SECTION 9. COVENANTS OF THE GUARANTOR AND THE BUYER	xxviii
SECTION 9.1. Actions Before Closing	xxviii
SECTION 9.2. Consents and Approvals	xxviii
SECTION 9.3. Commercially Reasonable Efforts	xxvii
SECTION 9.4. Notice of Breach	xxviii
SECTION 9.5. Access to Properties and Records	xxviii
SECTION 9.6. Benefits	xxviii
SECTION 9.7. DoE Escrow Amount	xxix
SECTION 10. TAXES	xxix
SECTION 10.1. Tax Characterization	xxix
SECTION 11. INDEMNIFICATION	xxx
SECTION 11.1. Survival	xxx
SECTION 11.2. Indemnification by the Sellers	xxx
SECTION 11.3. Procedures for Indemnification	xxxii
SECTION 11.4. Exclusive Remedy	xxxiv
SECTION 11.5. Tax Effect and Insurance	xxxv
SECTION 12. CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANIES AND THE SELLERS	xxxv
SECTION 12.1. Representations and Warranties of the Buyer	xxxvi

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Page
SECTION 17.8. Entire Agreement	xliii
SECTION 17.9. Parties in Interest	xliii
SECTION 17.10. Scheduled Disclosures	xliii
SECTION 17.11. Section and Paragraph Headings	xliii
SECTION 17.12. Counterparts	xliii
SECTION 17.13. Knowledge	xliii
SECTION 17.14. Return of Materials and Information	xliii

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INDEX TO SCHEDULES

1.1	Example of Working Capital Calculation
2.1(a)	Closing Date Indebtedness
3.3	RFP for DoE Contract
5.1(a)	List of Corporations
5.1(b)	List of Limited Liability Companies
5.2(a)	Foreign Qualifications
5.2(b)	Lack of Due Qualification
5.3	Conflicts or Violations
5.4	Governmental Consents and Approvals
5.5	Sellers and Seller Percentages
5.6	Subsidiaries and Equity Investments
5.7	Financial Statements
5.8	Certain Changes or Events
5.9	Tax Matters
5.10	Undisclosed Liabilities
5.11	Property Leases
5.12(a)	Assets
5.12(c)	Portfolio Information
5.13(b)	Intellectual Property Conflicts
5.13(c)	Listed Intellectual Property
5.13(d)	Intellectual Property Agreements
5.14	Software
5.15	Licenses and Permits
5.16	Compliance with Law
5.17	Litigation
5.18(a)	Contracts
5.18(d)	Termination of Contracts
5.19	Consents and Approvals
5.20	Employee Plans
5.20(b)	ERISA or Code Violations
5.20(g)	Reporting and Disclosure
5.20(i)	Payments to Certain Employees
5.21	Insurance
5.22	Transactions with Affiliates
5.23	Restrictions on Business Activities
5.24(a)	Employment Agreements
5.24(b)	Compliance with Labor Laws
5.26	Customers
9.6	Employee Payments
10.1(c)	Form 8023
10.1(d)	Price Allocation
11.2(a)(iv)	Indemnifiable Losses
11.2(c)(i)	Losses Not Subject to Indemnity Basket
12.3	Buyer Consents and Approvals

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13.3	Seller Consents and Approvals
13.9	Sellers Executing Non-Competition Agreement
13.10	Releases; Resignations
13.11	Persons Executing Employment Agreements
17.13	Executive Officers

INDEX TO EXHIBITS

A	Form of Indemnity Escrow Agreement
B	Form of DoE Escrow Agreement
C	Form of Interest Transfer Documents
D	Form of Opinion of King & Spalding LLP
E	Form of Opinion of Nevada Counsel
F	Form of Non-Competition Agreement
G	Form of Release
H	Form of Resignation Letter
I	Form of Employment Agreement
J	Form of Internal Control Certificate

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of July 22, 2004, by and among Worldwide Asset Management, LLC, a Georgia limited liability company (“WAM”), National Asset Management Enterprises, Inc., a Georgia corporation (“NAM”), Worldwide Asset Collections, LLC, a Nevada limited liability company (“WAC”), Worldwide Asset Purchasing, LLC, a Nevada limited liability company (“WAP”), BuyDebtCo, LLC, a Nevada limited liability company (“BuyDebtCo”), and The Debt Depot, LLC, a Georgia limited liability company (“Debt Depot”); Frank J. Hanna, Jr., Darrell T. Hanna and Worldwide Assets, Inc., a Nevada corporation (collectively, the “Sellers”); Worldwide Assets, Inc., a Nevada corporation (“WAI”), as the Sellers’ representative (the “Sellers’ Representative”); West Corporation, a Delaware corporation, as guarantor (the “Guarantor”), and West Receivable Services, Inc., a Delaware corporation, as Buyer (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Sellers own all of the issued and outstanding capital stock, membership interests and other equity interests, as applicable, of each of WAM, NAM, WAC, WAP, BuyDebtCo and Debt Depot (collectively, the “Interests”); and

WHEREAS, the Buyer desires to purchase the Interests from the Sellers, and the Sellers desire to sell the Interests to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, through the purchase of the Interests issued by WAC and BuyDebtCo, the Buyer will acquire beneficial ownership of fifty percent (50%) of the outstanding Interests of P-NAM and one hundred percent (100%) of the outstanding Interests of P-NAM-1 and CGA; and

WHEREAS, a portion of the consideration to be paid to the Sellers will be deposited into an escrow fund to secure the obligations of the Sellers to indemnify the Buyer for breaches (if any) of any representations, warranties or covenants of the Companies (as defined below) or the Sellers.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“338(h)(10) Election” — See Section 10.1(c);

“Action” — See Section 5.17;

“Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended;

“ADM” shall mean Asset Direct Mortgage, LLC, a Delaware limited liability company;

“Business Day” shall mean any day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States;

“BuyDebtCo” — See Preamble hereto;

“Buyer” — See Preamble hereto;

“Buyer Indemnitees” — See Section 11.2(a);

“Cargill” — See Section 2.1(c);

“Cargill Agreement” — See Section 2.1(c);

“Cargill Residual Amount” — See Section 2.1(c);

               “CGA” shall mean Corporacion Gerencial de Activos, S. de R.L. de C.V, a Mexican limitada;

“Claim” — See Section 11.1;

               “Closing” — See Section 4;

“Closing Balance Sheet” — See Section 3.1;

“Closing Balance Sheet Report” — See Section 3.1;

“Closing Date” — See Section 4;

“Closing Date Indebtedness” — See Section 2.1(a)(iv);

“Closing Purchase Price” — See Section 2.1(a)(i);

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Companies” — WAM, NAM, WAC, WAP, BuyDebtCo, Debt Depot, ADM, CGA, P-NAM and P-NAM-1;

“Confidentiality Agreement” — See Section 17.14;

“Contract” — See Section 5.18(c);

“Controlled Group” — See Section 5.20(d);

“Debt Depot” — See Preamble hereto;

“December 31 Balance Sheet” — See Section 5.7;

“Disputed Amounts” — See Section 3.1;

“DoE Amount” — See Section 2.1(a)(iii);

“DoE Escrow Agreement” — See Section 2.1(a)(iii);

“DoE Escrow Fund” — See Section 2.1;

“Employment Agreements” — See Section 13.11;

“Environmental Laws” — See Section 5.25;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Escrow Agreements” — See Section 2.1(a)(iii);

“Excess Third Party Expense” — See Section 17.3;

“Financial Statements” — See Section 5.7;

“GAAP” shall mean U.S. generally accepted accounting principles;

“Governmental Entity” shall mean any federal, state or local governmental, regulatory or other public body, agency or authority (including self-regulatory organizations), domestic or foreign;

“Guarantor” — See Preamble hereto;

“HSR Act” — See Section 12.6;

“Indemnitee” — See Section 11.3(a);

“Indemnitor” — See Section 11.3(a);

“Indemnity Escrow Agreement” — See Section 2.1(a)(iiii);

“Indemnity Escrow Deposit” — See Section 2.1(a)(ii);

“Indemnity Notice” — See Section 11.3(a);

“Independent Accounting Firm” — See Section 3.1;

“Intellectual Property” shall mean all of the following owned by, issued to or licensed to any of the Companies: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including all software developed by any of the Companies, all copyrights, and all applications, registrations and renewals in connection therewith); (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all Internet websites, URLs and domain names, and all past and present content on such Internet websites; (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed in Schedules 5.13(c), 5.13(d) and 5.14 hereto;

“Interests” — See Recitals hereto;

“Interest Transfer Documents” — See Section 2.2(a);

“Leased Property” — See Section 5.11(a);

“Lease” and “Leases” — See Section 5.11(a);

“Licenses and Permits” — See Section 5.15;

“Listed Intellectual Property” — See Section 5.13(c);

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory, common law or other), conditional sale agreement, claim, charge, limitation or restriction;

“Losses” shall mean any damage, liability, loss, cost or expense (including all reasonable attorneys’ fees and costs), deficiency, diminution in value, interest, penalty, impositions, assessments, fines, Working Capital Deficit or Excess Third Party Expenses;

“March 31 Balance Sheet” — See Section 5.7;

“Material Adverse Effect” — See Section 5.8(a);

“Multiemployer Plans” — See Section 5.20(e);

“NAM” — See Preamble hereto;

“Non-Competition Agreements” — See Section 13.9;

“Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, management agreements, partnership or limited partnership agreements or other formation or governing documents, as applicable, of a particular entity;

“Partnerships” — See Section 5.9;

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other legal entity;

“Plans” — See Section 5.20(a);

“P-NAM” shall mean Portafolios NAM, S. de R.L. de C.V., a Mexican limitada;

“P-NAM-1” shall mean Portafolios NAM-1, S. de R.L. de C.V., a Mexican limitada;

“Post Closing Working Capital Adjustment” — See Section 3.2;

“Post-Retirement Benefits” — See Section 5.20(f);

“Pre-Closing Tax Periods” — See Section 10.1(a);

“Price Allocation” — See Section 10.1(d);

“Proprietary Software” — See Section 5.14(a);

“Purchase Price” — See Section 2.1(a);

“Related Agreements” shall mean the Escrow Agreements, the Employment Agreements, the Non-Competition Agreements, the Releases, the Interest Transfer Documents and the Resignation Letters;

“Releases” — See Section 13.10;

“Resignation Letters” — See Section 13.10;

“S Corp” — See Section 5.9;

“Seller Percentage” shall mean, with respect to any Seller, the percentage set forth opposite such Seller’s name in the written instructions delivered to the Buyer by the Sellers pursuant to Section 2.1(b);

“Seller Delivered Agreements” — See Section 15.2;

“Sellers” — See Preamble hereto;

“Sellers’ Representative” — See Preamble hereto and Section 15.1;

“Significant Customers” — See Section 5.26;

“Significant Suppliers” — See Section 5.26;

“Six Month Anniversary” — See Section 11.2(c);

“Software” — See Section 5.14(a);

“Straddle Period” shall mean any Tax period that begins on or prior to the Closing Date and ends after the Closing Date;

     “Straddle Tax Return” shall mean any Tax Return required to be filed by or with respect to any of the Companies relating to a Straddle Period;

     “Target Working Capital” shall mean an amount equal to five million dollars ($5,000,000);

“Tax” and “Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees (including tariffs and universal service fund charges) or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental Entity (“Taxing Authority”), whether disputed or not;

“Tax Return” shall mean any report, return, information return, exhibit, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Taxing Authority in connection with Taxes;

“Third Party Expense” — See Section 17.3;

“WAC” — See Preamble hereto;

“WAI” — See Preamble hereto;

“WAM” — See Preamble hereto;

“WAP” — See Preamble hereto;

“Welfare Plan” — See Section 5.20(c);

“Working Capital” shall mean the amount equal to the current assets less the amount of the current liabilities of the Companies on a consolidated basis, as of the close of business on the date prior to the Closing Date, determined in accordance with GAAP applied on a consistent basis with, and following the accounting principles, procedures, policies and methods employed in preparing, the December 31 Balance Sheet; provided, however, that for purposes of determining Working Capital under Sections 3.1 and 3.2 of this Agreement, there shall be excluded from such calculation (i) an amount equal to $2,000,000 representing amounts payable to current management after the Closing Date and (ii) any current portion of the Closing Date Indebtedness; and provided, further, that the Working Capital shall be reduced by any Third

Party Expenses to the extent not otherwise included in the current liabilities of the Companies. By way of example, Working Capital based upon the March 31 Balance Sheet is calculated as set forth on Schedule 1.1;

“Working Capital Deficit” shall mean the amount, if any, by which the Working Capital calculated in accordance with Section 3.1 is less than the Target Working Capital; and

“Working Capital Surplus” shall mean the amount, if any, by which the Working Capital calculated in accordance with Section 3.1 exceeds Target Working Capital.

v

PURCHASE AND SALE OF INTERESTS.

Closing Transactions.

Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Companies and the Sellers set forth below, on the Closing Date the Buyer shall purchase from each of the Sellers and each of the Sellers shall sell to the Buyer all of such Seller’s Interests, free and clear of all Liens. The aggregate purchase price for the Interests (the “Purchase Price”) shall be paid as follows:

     (i) on the Closing Date, the Buyer shall pay the Sellers $139,300,000 less the amounts set forth on Schedule 2.1(a) in cash (the “Closing Purchase Price”);

     (ii) on the Closing Date, the Buyer shall deposit seven million five hundred thousand dollars ($7,500,000) (the “Indemnity Escrow Deposit”) of the Purchase Price into an escrow fund, to be governed by the terms of an escrow agreement in substantially the form attached hereto as Exhibit A (the “Indemnity Escrow Agreement”), to secure the obligations of the Sellers to indemnify the Buyer Indemnitees for breaches (if any) of the representations, warranties, covenants or obligations of any of the Companies or the Sellers;

     (iii) on the Closing Date, the Buyer shall deposit twelve million five hundred thousand dollars ($12,500,000) (the “DoE Amount”) into an escrow fund (the “DoE Escrow Fund”), to be governed by the terms of an escrow agreement in substantially the form attached hereto as Exhibit B (the “DoE Escrow Agreement” and, together with the Indemnity Escrow Agreement, the “Escrow Agreements”), to secure Buyer’s obligation (if any) to pay additional Purchase Price to the Sellers pursuant to Section 3.3;

     (iv) on the Closing Date, the Buyer shall pay or cause to be paid on behalf of the Companies the outstanding indebtedness reflected on Schedule 2.1(a) (the “Closing Date Indebtedness”); and

     (v) within the time set forth in Section 3.2, the Buyer shall pay to the Sellers the amount of the Working Capital Surplus (if any) determined in accordance with Section 3.1.

On the Closing Date, the Sellers’ Representative, on behalf of each of the Sellers, shall deliver to the Buyer the Interest Transfer Documents related to such Seller’s Interests being purchased by the Buyer from such Seller, duly executed for transfer. On the Closing Date, the Buyer shall pay to the Sellers an aggregate amount equal to the Closing Purchase Price. Such amount shall be paid to the Sellers in the amounts and in accordance with the written instructions to be provided by the Sellers to the Buyer not less than two (2) days prior to the Closing Date. Such payments shall be made by wire transfer of immediately available funds to such account as each such Seller shall designate in writing to the Buyer not less than two (2) days prior to the Closing Date.

(c) The Buyer and the Sellers hereby acknowledge and agree that for purposes of this Agreement, the amount of the residual payment owed to CFSC Capital Corp., XXXIV (“Cargill”) under the terms of the Credit Agreement, dated as of August 15, 2001 by and between WAP, as borrower, and Cargill, as lender (the “Cargill Agreement”), is $15,700,000 (the “Cargill Residual Amount”). On the Closing Date, the Buyer will assume the Cargill Residual Amount as part of the Purchase Price, and the Closing Purchase Price reflects the deduction of the Cargill Residual Amount from the amount otherwise payable to the Sellers by the Buyer on the

Closing Date. The Buyer and the Sellers further acknowledge and agree that they will treat, for federal and state income tax purposes, the Buyer’s assumption of the Cargill Residual Amount as the assumption by the Buyer of a liability in the principal amount of $15,700,000. To the extent that the actual Cargill Residual Amount exceeds $15,700,000, the Sellers shall have no liability to the Buyer for the amount of such excess residual amount, and such excess residual amount shall not be deemed a Loss under this Agreement. To the extent that the actual Cargill Residual Amount is less than $15,700,000, the Buyer and the Guarantor shall have no liability to the Sellers for the amount that the actual Cargill Residual Amount is less than $15,700,000.

Sellers’ Representative.

(a) Prior to the Closing Date, each Seller shall deposit with the Sellers’ Representative a stock power or other written assignment of Interests, substantially in the form attached as Exhibit C hereto (the “Interest Transfer Documents”), of each Seller’s Interests being purchased by the Buyer from such Seller, duly executed for transfer. The Sellers’ Representative shall hold the Interest Transfer Documents deposited by the Sellers pursuant to this Section 2.2(a) in escrow until the Closing, at which time the Sellers’ Representative shall deliver such Interest Transfer Documents to the Buyer in accordance with Section 2.1(b).

(b) In accordance with the provisions of Section 15, the Sellers’ Representative shall make any and all determinations and calculations on behalf of each Seller set forth in this Agreement which determinations and calculations shall be binding upon each Seller as if made by such Seller.

POST-CLOSING PAYMENTS.

Post-Closing Working Capital Determination. As promptly as practicable and in any event within sixty (60) calendar days after the Closing Date, the Buyer shall prepare and deliver to the Sellers the consolidated balance sheet of the Companies as of the close of business on the date prior to the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing the December 31 Balance Sheet. The Closing Balance Sheet shall set forth a calculation of the Working Capital as of the close of business on the date prior to the Closing Date. During the preparation of the Closing Balance Sheet by the Buyer and the period of any dispute with respect to the application of this Section 3.1, the Sellers shall cooperate with the Buyer to the extent reasonably requested by the Buyer to prepare the Closing Balance Sheet or to investigate the basis for any dispute. The Closing Balance Sheet shall be examined by the Sellers’ Representative, and the Sellers’ Representative shall, not later than 30 calendar days after receipt of the Closing Balance Sheet, render a report thereon (the “Closing Balance Sheet Report”). The Closing Balance Sheet Report shall list those items, if any, to which the Sellers’ Representative takes exception and the Sellers’ Representative’s proposed adjustment. If the Sellers’ Representative fails to deliver to the Buyer the Closing Balance Sheet Report within thirty (30) calendar days following receipt of the Closing Balance Sheet (such thirty (30) day period conditioned upon all such information reasonably requested by the Sellers’ Representative being promptly provided to the Sellers’ Representative by the Buyer), the Sellers’ Representative shall be deemed to have accepted the Closing Balance Sheet for the purposes of any adjustment to the Purchase Price under Section 3.2. If the Buyer does not give the Sellers’ Representative notice of objections within 30 calendar days following receipt of the Closing Balance Sheet Report, the Buyer shall be deemed to have accepted the Closing Balance Sheet as adjusted by the Sellers’ Representative for the purposes of determining any Post Closing

Working Capital Adjustment under Section 3.2. If the Buyer gives the Sellers’ Representative notice of objections to the Closing Balance Sheet, the Sellers’ Representative and the Buyer shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the “Disputed Amounts”). If the Sellers’ Representative and the Buyer are unable, within 30 calendar days after receipt by the Sellers’ Representative of the notice from the Buyer of objections, to resolve the Disputed Amounts, such Disputed Amounts shall be referred to KPMG LLP or another firm of independent certified public accountants (the “Independent Accounting Firm”) mutually acceptable to the Sellers’ Representative and the Buyer. The Independent Accounting Firm shall, within 60 days following its selection, deliver to the Sellers’ Representative and the Buyer a written report determining the proper treatment of such disputed exceptions, and its determinations shall be conclusive and binding upon the parties thereto for the purposes of determining any Post Closing Working Capital Adjustment under Section 3.2. The fees and disbursements of the Independent Accounting Firm acting under this Section 3.1 shall be shared equally by the Buyer on the one hand and the Sellers on the other; provided, however, that if the Working Capital, giving effect to the Independent Accounting Firm’s computation of the Disputed Amounts, is more than 105% of the Working Capital originally calculated by the Sellers’ Representative in the Closing Balance Sheet Report, then the Buyer shall bear all of such expenses; and provided, further, that if the Working Capital, giving effect to the Independent Accounting Firm’s computation of the Disputed Amounts, is less than 95% of the Working Capital originally calculated by the Sellers’ Representative in the Closing Balance Sheet Report, then the Sellers shall bear all of such expenses. Any liabilities included in the calculation of Working Capital pursuant to this Section 3.1 will not constitute a breach of any of the Companies’ or the Sellers’ representations and warranties and will not give the Buyer any right to indemnification under this Agreement.

Post-Closing Working Capital Adjustment. As promptly as practicable, and in any event within five (5) Business Days, after the preparation, computation and final determination pursuant to Section 3.1 of the Closing Balance Sheet, (i) if there is a Working Capital Surplus, the Buyer shall pay to the Sellers as additional Purchase Price an amount equal to the Working Capital Surplus determined using figures from the Closing Balance Sheet and (ii) if there is a Working Capital Deficit, then such Working Capital Deficit shall be deemed a Loss for purposes of Section 11.2 (such payment being referred to as the “Post-Closing Working Capital Adjustment”). Any payment made pursuant to this Section 3.2 shall include simple interest at the rate of 2.75% per annum from the Closing Date through the date of such payment. All payments required under this Section 3.2 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s). Department of Education Payment. As additional Purchase Price, the Buyer shall pay to the Sellers the DoE Amount, if, and only if, (i) on or before December 31, 2005, the Buyer or its Affiliates (including NAM after the Closing) are awarded a Department of Education contract that conforms in all material respects to the terms specified in the RFP attached as Schedule 3.3, (ii) on or before December 31, 2005, NAM’s existing Department of Education contract is extended to expire no earlier than December 31, 2005 or (iii) the Buyer or any of its Affiliates (including NAM) is continuing to perform under NAM’s existing Department of Education contract on December 31, 2005 and has so performed at all times since the date of this Agreement. The DoE Amount will be deposited into an escrow fund to be governed by the terms of the DoE Escrow Agreement. The DoE Amount, if earned, will be payable solely from the DoE Escrow Fund.

CLOSING.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on August 1, 2004, or, if all the conditions to the obligations of the parties hereunder set forth in Sections 12 and 13 hereof have not been satisfied or waived on or prior to such date, on the third Business Day after all such conditions have been satisfied or waived or, at such other time as may be mutually agreed to by the parties hereto (such date, the “Closing Date”).

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS.

The Companies and the Sellers jointly and severally represent and warrant to the Buyer as follows:

Organization. Each of the Companies listed on Schedule 5.1(a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. Each of the Companies listed on Schedule 5.1(b) is a limited liability company formed, validly existing and in good standing and has all requisite limited liability company power to own its properties and to conduct its business as now conducted. Copies of the Organizational Documents of each of the Companies, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

Qualification to Do Business. Schedule 5.2(a) sets forth all jurisdictions in which each of the Companies is qualified to do business or registered to do business as a foreign corporation. Except as set forth on Schedule 5.2(b), each of the Companies is duly qualified to do business or registered to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

Authorization and Validity of Agreement; No Conflict or Violation. Each of the Companies has the authority to enter into this Agreement, any Related Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement, each Related Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party has been duly executed by the Companies and constitutes each of their valid and binding obligation, enforceable against them in accordance with its terms. Except as set forth on Schedule 5.3, the execution, delivery and performance by the Companies of this Agreement, any Related Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party does not and will not (i) violate or conflict with any provision of any Organizational Document, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Companies, or (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

Governmental Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement, any Related Agreement and all other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement by the Companies and the Sellers or the performance by the Companies and the Sellers of any of their obligations hereunder.

Capitalization. Schedule 5.5 sets forth the names of the beneficial and record owners of the Interests and the percentage of the Interests of each Company held by each such owner. All of the Interests in Companies that are corporations are validly issued, fully paid and non-assessable; and all of the Interests in Companies that are limited liability corporations represent valid limited liability company interests in such Company. The Interests are the sole outstanding equity interests of each of the Companies. Except as set forth on Schedule 5.5, the Companies do not have outstanding any securities convertible into or exchangeable for any capital stock or other equity interests, any rights to subscribe for or to purchase or any options for the purchase of, or any oral or written agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock or other equity interests, or any securities convertible into or exchangeable for any capital stock or other equity interests. Except as set forth on Schedule 5.5, the Companies are not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any capital stock or other equity interests. Immediately following the Closing, the Buyer will be the record and beneficial owner of all of the Interests free and clear of any Liens.

Subsidiaries and Equity Investments. Except as set forth in Schedule 5.6, the Companies do not, directly or indirectly, own or hold any capital stock or any other equity securities or investments in any other Person or any rights to acquire any capital stock, equity securities or investments in any other Person.

Financial Statements. The Companies have previously furnished to the Buyer (a) copies of the audited consolidated balance sheet of NAM, WAM and WAP as of December 31, 2003 and 2002, together with the related audited statements of operations, stockholders equity and cash flows for the fiscal years then ended and any notes thereto, (b) copies of the audited balance sheets of each of NAM, WAM, WAP and ADM as of December 31, 2003 and 2002, together with the related audited statements of operations, stockholders equity and cash flows for the fiscal years then ended and any notes thereto, (c) copies of the unaudited consolidated balance sheets of the Companies as of December 31, 2003 (the “December 31 Balance Sheet”) and as of March 31, 2004 (the “March 31 Balance Sheet”), together with the related unaudited statements of operations and cash flows for the periods then ended, as applicable, and (d) copies of the unaudited balance sheets of each of the Companies as of March 31, 2004, together with the related unaudited statements of operations for the period then ended (all the financial statements referred to in clauses (a), (b), (c) and (d) above being hereinafter collectively referred to as the “Financial Statements”). Except as set forth in Schedule 5.7, the Financial Statements, including the notes thereto, where applicable, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes in such financial statements), (ii) present fairly in all material respects the financial position,

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results of operations and changes in financial position of the applicable Companies as of such dates and for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments consistent with prior periods), (iii) are complete, correct and in accordance with the books of account and records of the applicable Companies, and (iv) reflect accurately all costs and expenses of the applicable Companies. Each of the Companies maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Companies to maintain accountability for the Companies’ consolidated assets; (iii) access to each of the Companies’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of each of the Companies’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Absence of Certain Changes or Events.

Except as set forth in Schedule 5.8 or as reflected in the March 31, 2004 financial statements, since December 31, 2003, there has not been:

any material adverse change, either individually or in the aggregate, in the business, operations, properties, assets, condition (financial or other) or prospects, or any event that has had or would reasonably be expected to have a material adverse effect on the foregoing (a “Material Adverse Effect”), of any of the Companies, taken as a whole, and no factor or condition exists and no event has occurred that would reasonably be expected to result in any such change to any of the Companies;

any material loss, damage, destruction or other casualty to the assets or properties of any of the Companies (other than any for which insurance awards have been received or guaranteed);

any change in any method of accounting or accounting practice of any of the Companies except as set forth on Schedule 5.8(a)(iii);

any loss of the employment, services or benefits of any employee of any of the Companies whose compensation and bonuses exceeded $100,000 in 2003; or

     (v) any change in internal accounting controls.

Since December 31, 2003, each of the Companies has operated in the ordinary course of its business and, except as set forth in Schedule 5.8 hereto, or as reflected in the March 31 Balance Sheet, has not:

incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business;

failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided, Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights and liabilities that are not yet due and payable;

mortgaged, pledged or subjected to any Lien any of its assets, properties or rights except for mechanics’ liens and Liens for Taxes not yet due and payable;

sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business;

disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

defaulted on any obligation or obligations;

entered into any transaction not in the ordinary course of business;

written off as uncollectible any of its accounts receivable or any portion thereof in an amount in excess of $100,000 not reflected in the March 31 Balance Sheet;

granted any increase in the compensation or benefits of any of its employees whose compensation and bonuses exceeded $100,000 in 2003 other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

made any capital expenditure in excess of $150,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

discontinued any line of business with annualized revenues in excess of $2,000,000;

incurred any obligation or liability for the payment of severance benefits in excess of $100,000;

declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so other than in the ordinary course of business consistent with past practice; or

entered into any agreement to do any of the foregoing.

Tax Matters. Except as set forth on Schedule 5.9: (a) each of the Companies has filed or caused to be filed, when due, all Tax Returns required by applicable law to be filed and has paid all Taxes required to be paid in respect of the Tax periods to which such Tax Returns relate; (b) the information contained in such Tax Returns is materially true, complete and accurate; (c) each of the Companies has paid, or will have paid, all Taxes owed by it (whether or not shown on any Tax Return) that are required to be paid on or prior to the Closing Date; (d) any liability of the Companies for Taxes not due and payable as of the Closing Date, or that are being contested in good faith, will be reflected in the reserve for Tax liability shown on the Closing Balance Sheet; (e) there is no action, suit, proceeding, investigation, audit or claim for additional Tax or assessment now pending or, to any of the Companies’ knowledge, threatened against, or with respect to, the Companies in respect of any Tax; (f) none of the assets, properties or rights of any of the Companies are “tax-exempt use property” within the meaning of Section 168(h) of the Code; (g) none of the assets, properties or rights of any of the Companies include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (h) there is no Lien affecting any of the assets, properties or rights of any of the Companies that arose in connection with any failure or alleged failure to pay any Tax; (i) there has been no waiver or extension of any applicable statute of limitation for the assessment or collection of any Taxes of any of the Companies, and no power of attorney granted by or with respect to any of the Companies relating to Taxes is currently in force; (j) none of the Companies is a party to any agreement other than with the Buyer, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (k) each of the Companies has withheld and paid all Taxes required to be withheld in connection with any amount paid or owing to any employee, creditor, independent contractor or other Person; and (l) no claim has been made by any Tax Authority in a jurisdiction where any of the Companies does not currently file a Tax Return that any of the Companies is or may be subject to Tax by such jurisdiction, nor to Sellers’ knowledge is any such assertion threatened. BuyDebtCo, WAC, WAP, WAM, ADM, Debt Depot, P-NAM, P-NAM-1 and CGA (collectively, the “Partnerships”) are each treated as a partnership for United States Federal income tax purposes and have been treated as partnerships for United States Federal income tax purposes since the formation of each such entity. NAM (the “S Corp”) is treated as an S corporation for United States Federal income tax purposes and has been an S corporation since January 1, 1996. The S Corp will not incur any Tax as a result of the transactions contemplated in this Agreement, including any election under Code section 338(h)(10) or comparable provisions of state or local law.

Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.10, the Companies do not have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the March 31 Balance Sheet or the notes thereto other than liabilities as shall have been incurred and paid or accrued in the ordinary course of business since March 31, 2004. Except as shown in the March 31 Balance Sheet or in Schedule 5.10, none of the Companies is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

Leases.

None of the Companies owns any real property. Schedule 5.11 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments thereto, with respect to all properties in which any of the Companies has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which any of the Companies is a lessee is referred to herein as the “Leased Property”). No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Lease. Except as set forth in Schedule 5.11, the transactions contemplated by this Agreement do not require the consent or approval of the other party to any of the Leases.

Except as set forth in Schedule 5.11, no Lease has been modified or amended (whether or not in writing) and no party to any Lease has given any of the Companies written notice of or made a claim with respect to any alleged breach or default.

Except as set forth in Schedule 5.11, none of the Leased Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. All improvements on the Leased Property that is real property and the operations therein conducted by the Companies conform with all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including the Americans with Disabilities Act) except for nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Companies as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Companies have not received any notice to the contrary.

Assets of the Companies.

Except as set forth on Schedule 5.12(a), the assets, properties and rights of the Companies which are reflected on the March 31 Balance Sheet constitute all of the assets, properties and rights that are used in the operation of the business of each of the Companies and which are sufficient for the conduct of such business as currently conducted or presently proposed to be conducted. Except as set forth on Schedule 5.12(a), there are no assets, properties, rights or interests of any kind or nature that any of the Companies has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by the Companies immediately following the Closing.

Each of the Companies has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of its assets, properties and rights.

(c) Schedule 5.12(c) sets forth for each of the Companies’ receivables portfolio series the actual cash flows through March 31, 2004, the beginning carrying value, the accretable yield divided by net credit collections, the reduction of carrying value divided by the amortization of the portfolio series’ costs and the ending carrying value net of partial sales. Schedule 5.12(c) also sets forth the Companies’ current assumptions with respect to each such portfolio series. The historical information contained in Schedule 5.12(c) is true and correct.

Intellectual Property.

Each of the Companies owns all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property. The Intellectual Property represents all intellectual property rights necessary to the conduct of its business as now conducted by each of the Companies. Each of the Companies is in material compliance with all contractual obligations relating to the protection of such of the Intellectual Property as it currently uses pursuant to license or other agreements, including the payment or accrual of all licensing fees.

Except as set forth on Schedule 5.13(b), to the knowledge of the Sellers, there are no conflicts with or infringement of any Intellectual Property by any third party. Except as set forth on Schedule 5.13(b), the conduct of each of the Companies’ business in the past did not and currently does not conflict with or infringe any proprietary right of any third party. Except as set forth on Schedule 5.13(b), there is no claim, suit, action or proceeding pending or, to the knowledge of the Companies, threatened against any of the Companies:

(i) alleging any such conflict or infringement with any third party’s proprietary rights; or

(ii) challenging the ownership or use of, or the validity or enforceability of any Intellectual Property.

Schedule 5.13(c) sets forth a complete and current list of all registrations, patents or applications pertaining to the Intellectual Property (“Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as described in Schedule 5.13(c), all Listed Intellectual Property is owned by the Companies, free and clear of all Liens. Except as set forth on Schedule 5.13(c), all Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in Schedule 5.13(c), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement and any Related Agreements will not alter or impair any Intellectual Property.

Schedule 5.13(d) sets forth a complete list of all agreements relating to the Intellectual Property or to the right of the Companies to use of the proprietary rights of any third party (with the exception of shrink-wrap or click-through licensed software programs). Except as set forth in Schedule 5.13(d), the Companies are not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning their rights respecting Intellectual Property nor will any of the Companies otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property.

Software.

The operating and applications computer software programs (with the exception of shrink-wrap or click-through licensed software programs) and databases used by any of the Companies that are material to the conduct of its business as now conducted and as presently proposed to be conducted (collectively, the “Software”) are listed on Schedule 5.14 hereto. Except as set forth on Schedule 5.14, each of the Companies: (i) holds valid licenses to use all copies of the Software, other than any portion thereof (the “Proprietary Software”) that is owned by any of the Companies; and (ii) either owns outright, or has a perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense the Proprietary Software and, except as listed on Schedule 5.14, none of the Companies has sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof. None of the Proprietary Software used by the Companies, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person. No claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the knowledge of the Sellers, threatened. Each of the Companies has taken the steps reasonably necessary to protect its right, title and interest in and to the Proprietary Software, including, without limitation, the execution of appropriate confidentiality agreements.

Upon consummation of the transactions contemplated by this Agreement, and any Related Agreement, each of the Companies will continue to own the Proprietary Software owned by it, free and clear of all Liens, and, with respect to all agreements for the lease or license of Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement and any Related Agreement, in order for each of the Companies to continue to use and operate such Software after the Closing Date, each of the Companies will have obtained such consents or taken such other actions so required.

Licenses and Permits. Schedule 5.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Companies by any Governmental Entity (the “Licenses and Permits”) and all pending applications therefor. Except as set forth on Schedule 5.15, each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to any of the Companies’ knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the business of each of the Companies in the manner now conducted and as presently proposed to be conducted after the Closing. None of the operations of the Companies are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. The consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit. Except as set forth in Schedule 5.15, none of the Companies has been denied a collection or mortgage lender License or Permit at any time. Except as set forth in Schedule 5.15, none of the Companies has reason to believe that any of the Companies would be denied a collection or mortgage lender License or Permit in any jurisdiction in which they are not already licensed.

Compliance with Law. Except as set forth in Schedule 5.16, since January 1, 2001 the operation of the business of each of the Companies has been conducted in accordance with all applicable laws (including the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act, mortgage laws and other state laws covering comparable subject matter), regulations, orders and other requirements of all courts and Governmental Entities having jurisdiction over each of the Companies and their assets, properties and operations. Except as set forth in Schedule 5.16, none of the Companies has received any notice of any violation of any such law, regulation, order or other legal requirement that is pending as of the date hereof. None of the Companies is in default with respect to any order, writ, judgment, award, injunction or decree of any court, Governmental Entity or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

Litigation. Except as set forth in Schedule 5.17, there are no claims, actions, suits, proceedings, labor disputes or investigations (each, an “Action”) pending or, to the knowledge of any of the Companies or Sellers, overtly threatened, before any court, Governmental Entity or before any arbitrator of any nature, brought against any of the Companies or any of their officers, directors, shareholders, employees, agents or Affiliates involving, affecting or relating to the Companies, the assets, properties or rights of the Companies or the transactions contemplated by this Agreement or any Related Agreement. There is no Action pending or, to the knowledge of any of the Companies or Sellers, threatened relating to the termination of, or limitation of, the rights of any of the Companies under any registrations or qualifications with any Governmental Entity. Schedule 5.17 sets forth a list and summary description of all such pending Actions. Neither the Companies nor any of their assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any court, Governmental Entity or arbitrator, nor are any of the Companies party to any written agreement, consent agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, any Governmental Entity that, individually or in the aggregate, affects or is reasonably likely to affect the business, assets, properties or rights of any of the Companies as currently conducted or that would or is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement or any Related Agreement.

Contracts.

Schedule 5.18(a) sets forth a complete and correct list of all Contracts (as defined below). The Companies have delivered or made available to the Buyer or its representatives true and complete copies of all Contracts.

Each Contract is (i) valid, binding and enforceable against the Company that is a party thereto in accordance with its terms, (ii) to the knowledge of the Sellers and the Company that is a party thereto, valid, binding and enforceable against the other parties thereto in accordance with its terms, and (iii) in full force and effect. Each of the Companies has materially performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of each of the Companies and the Sellers, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

A “Contract” means any agreement, contract or commitment, oral or written, to which any of the Companies is a party or by which it or any of its assets are bound constituting:

a mortgage, indenture, security agreement, guaranty, “keep well,” comfort letter, pledge, or other agreement or instrument relating to the borrowing of money or extension of credit;

a key supplier agreement providing for aggregate payments to any Person in any calendar year in excess of $250,000, including telecommunications, website hosting, server hosting and back-up data services agreements;

an employment or severance agreement, or a consulting agreement providing for aggregate payments to any person in any calendar year in excess of $150,000;

a joint venture, partnership or limited liability company agreement;

a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the business of any of the Companies may be conducted;

a Lease for real property or a Lease for personal property that provides for aggregate payments to any Person in any calendar year in excess of $150,000;

an agreement limiting or restricting the ability of any of the Companies to make distributions in respect of the Interests;

an agreement to make a capital expenditure (as defined by GAAP) in excess of $250,000; or

any other agreement not in the ordinary course of the business of any of the Companies providing for aggregate payments to any Person in any calendar year in excess of $150,000.

(d) Schedule 5.18(d) sets forth each Contract that can be terminated by the Companies without penalty upon 30 days notice.

Consents and Approvals. Schedule 5.19 sets forth a true and complete list of each consent, waiver, authorization or approval of any Person (other than consents from any Governmental Entity as described in Section 5.4), and each declaration to or filing or registration with any such Person, that is required in connection with the execution and delivery of this Agreement or any Related Agreement by the Companies and the Sellers or the performance by the Companies and the Sellers of any of their obligations hereunder.

Employee Plans.

Schedule 5.20 sets forth all pension, savings, retirement, health, life and disability insurance, severance and other employee benefit or fringe benefit plans, programs, arrangements or agreements (including “employee benefit plans” as defined in Section 3(3) of ERISA) maintained or sponsored by each of the Companies or with respect to which any of the Companies has any responsibility, obligation or liability, contingent or otherwise (collectively referred to herein as the “Plans”). With respect to the Plans, the Companies have delivered or made available to the Buyer copies of: (i) the Plan documents, and, where applicable, related trust agreements, and any related agreements that are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

Except as set forth on Schedule 5.20(b), each Plan conforms in all material respects to, and its maintenance and administration is in material compliance with, all applicable requirements of law, including ERISA and the Code. All of the Plans are in full force and effect as written. All premiums, contributions and other payments required to be made by any of the Companies under the terms of any Plan have been made or accrued.

Each Plan maintained by any of the Companies that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto is a prototype plan. No Plan maintained by any of the Companies that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (the “Welfare Plan”) is funded through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

None of the Companies or any trade or business (whether or not incorporated) under common control with any of the Companies within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group”) has ever maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code.

There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) (“Multiemployer Plans”) to which any of the Companies or any other member of the Controlled Group is, or has been, required to make a contribution or other payment.

None of the Companies has ever maintained any Plan providing post-retirement welfare benefits (“Post-Retirement Benefits”), except as required by Section 4980B of the Code and Sections 601-608 of ERISA or similar state laws relating to continuation coverage for group health plans. None of the Companies is liable for Post-Retirement Benefits under any plan not maintained by any of the Companies. The Companies have complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA or similar state laws relating to continuation coverage for group health plans.

Except as set forth on Schedule 5.20(g), there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans. Except as set forth on Schedule 5.20(g), to the extent required to be filed, all Annual Reports (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) have been timely filed with the Internal Revenue Service.

There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Sellers, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Sellers, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

Except as set forth on Schedule 5.20(i), the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

Insurance. Schedule 5.21 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of life, title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Companies and their respective officers (in their capacity as such), assets, properties and operations. The Companies have furnished a true, complete and accurate copy of all such policies to the Buyer. Except as set forth in Schedule 5.21, all such policies and bonds are in full force and effect, sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. None of the Companies is in default under any provisions of any such policy of insurance nor have any of the Companies received notice of cancellation of any such insurance. The insurance maintained by each of the Companies in connection with its business is at least the minimum amount required by any Contract.

Transactions with Sellers and Affiliates. Except as set forth in Schedule 5.22 and except for any transactions between any one or more of the Companies, none of the Companies is a party to any agreement or arrangement with any of the Sellers or any Affiliate of the Sellers under which it: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person; (v) pays or receives commissions, rebates or other payments; or (vi) provides or receives any other material benefit. Except as set forth on Schedule 5.22, none of the Companies employs as an employee or engages as a consultant any family member of any of the Sellers. Except as set forth on Schedule 5.22, as of the date hereof, none of the Sellers is a director, officer, manager or member of, or has any direct or indirect interest in, any Person that is a customer of any of the Companies or competes with or engages in any business of the kind being conducted by the Companies. No Affiliate of any of the Companies owns or has any rights in or to any of the assets, properties or rights used by any of the Companies.

Restrictions on Business Activities. Except as set forth on Schedule 5.23, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which any of the Companies is a party or otherwise binding upon any of the Companies which has or reasonably would be expected to have the effect of prohibiting or materially impairing the business of the Companies as currently conducted, any acquisition of property (tangible or intangible) by any of the Companies or the conduct of the any of the Companies’ business.

Labor Matters.

Except as set forth in Schedule 5.24(a): (i) none of the Companies is a party to any outstanding employment agreements or contracts with officers, managers or employees of any of the Companies that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) none of the Companies is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of any of the Companies (other than as required by law); and (iii) the none of the Companies is a party to any consulting agreements. Schedule 5.24(a) also sets forth a summary of all amounts payable under the agreements and contracts identified on such schedule.

Except as set forth in Schedule 5.24(b): (i) each of the Companies is in material compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there are no charges with respect to or relating to any of the Companies pending before the Equal Employment Opportunity Commission or any Governmental Entity responsible for the prevention of unlawful employment practices; and (iii) none of the Companies has received any notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any of the Companies and no such investigation is in progress.

The Sellers have heretofore delivered to the Buyer a list containing the name, position, starting employment date, state of residence, current annual salary, and bonus and commissions in 2003 of each current employee of each of the Companies whose bonus and compensation exceeded $100,000 in 2003.

Environmental Matters. Each of the Companies has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of Governmental Entities relating to pollution or to the protection of the environment (“Environmental Laws”). Each of the Companies is in compliance with all Environmental Laws and with all such licenses, permits and authorizations. None of the Companies has performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any other Environmental Laws, nor have any of the Companies received notice of any such liability or any claim therefor or submitted notice pursuant to section 103 of such Act to any governmental agency with respect to any of its assets. The Companies have not, and to the knowledge of the Sellers and the Companies, no third party has, caused any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law) to be released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Leased Real Property or any surface waters or groundwaters thereon or thereunder. None of the Companies owns or operates, and has never owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. § 6991 et seq. No Lien or other encumbrance has been imposed on the Leased Real Property pursuit to any Environmental Law and no investigation, audit or inquiry has been commenced by any Governmental Entity with respect to any of the Companies or the Leased Real Property pursuant to any Environmental Law during the period that the Leased Real Property has been operated by the Companies; and to the knowledge of the Sellers and the Companies, no such Lien or other encumbrance was imposed, or such investigation, audit or inquiry commenced, during any time the Leased Real Property was operated by any prior tenant.

Customers, Purchasers and Suppliers. Schedule 5.26 sets forth a complete and correct list of all customers of the Companies accounting for $1,000,000 or more of revenue during the fiscal year ended December 31, 2003 or for $500,000 or more of revenue during the five-month period ending May 31, 2004 (the “Significant Customers”), and the aggregate revenues generated by the Companies from each such Significant Customer for each such period. Schedule 5.26 also sets forth a complete and correct list of all Persons whom have purchased from the Companies $1,000,000 or more (by purchase price) during the fiscal year ended December 31, 2003 or for $500,000 or more (by purchase price) during the five-month period ending May 31, 2004 (the “Significant Purchasers”), and the aggregate purchase price generated from each Significant Purchaser for each such period. Schedule 5.26 also sets forth a complete and correct list of all Persons from whom the Companies purchased $1,000,000 or more (by purchase price) of receivables during the fiscal year ended December 31, 2003 or for $500,000 or more (by purchase price) of receivables during the five-month period ending May 31, 2004 (the “Significant Suppliers”). As of the date of this Agreement, except as set forth on Schedule 5.26, (a) none of the Companies is engaged in any dispute with any Significant Customer or Significant Supplier, (b) no Significant Customer or Significant Supplier has proposed any adverse modification or change in its business relationship with any of the Companies, and (c) no Significant Customer or Significant Supplier has given any of the Companies notice that it is subject to any bankruptcy, insolvency or similar proceeding and no such proceeding is pending or, to the knowledge of the Sellers or the Companies, threatened. Except as set forth on Schedule 5.26, since December 31, 2003, none of the Companies has at any time delivered to, or received from, any Significant Customer or Significant Supplier any formal notice or written allegation of a default or breach with respect to any agreement, contract or other arrangement and none of such Significant Customers or Significant Suppliers has terminated, failed to exercise any option to renew, or otherwise changed significantly its relationship with any of the Companies, and to the Sellers’ knowledge, has no current intention to do any of the foregoing. Except as set forth on Schedule 5.26, none of the Companies has knowledge or reason to believe that, as of the date hereof, a Significant Customer or a Significant Supplier would not include the Companies in its requests for proposals, purchase auctions or similar business opportunities.

No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from any of the Sellers or any of the Companies in connection with this Agreement or the transactions contemplated hereby.

Trust or Custodial Accounts. All trust or custodial accounts maintained by the Companies for the benefit of the Companies’ customers comply with all applicable laws and regulations and the terms and provisions in any agreement, arrangement and understanding with the respective customer (including requirements that such account be separate and be maintained with an FDIC insured bank). To the Sellers’ knowledge, all payments of principal and interest or fees that have been received by the Companies from any customer’s debtor have been credited to the appropriate trust accounts, subject, however, to contractual rights, if any, of the Companies to deduct their own fees and expenses prior to remitting the appropriate amounts to the trust account. The total amount of funds in the trust accounts was and is equal to, at any time, such total amount the Companies were and are obligated to maintain in such trust accounts pursuant to their agreements, arrangements and understandings with their customers.

Accuracy of Information. None of the representations, warranties or statements of the Sellers or the Companies contained in this Agreement, any Related Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement or in the exhibits or schedules hereto or thereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each of the Sellers hereby severally represents and warrants to the Buyer as follows:

Title to Interests. Such Seller has, and will have at the Closing, valid and marketable title to all of the Interests owned by such Seller, free and clear of any Liens. Immediately following the Closing, the Buyer will be the record and beneficial owner of all of such Seller’s Interests, free and clear of any Liens.

Authorization and Validity of Agreements. Such Seller has the authority to enter into this Agreement, any Related Agreement and all other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement to which such Seller is a party and to carry out such Seller’s obligations hereunder and thereunder. This Agreement has been duly executed by such Seller and constitutes such Seller’s valid and binding obligations, enforceable against such Seller in accordance with its terms.

No Conflict or Violation. The execution, delivery and performance by such Seller of this Agreement and any Related Agreement to which such Seller is a party do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Seller is a party or by which such Seller is bound.

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE GUARANTOR.

Each of the Buyer and the Guarantor hereby represents and warrants to the Companies and the Sellers as follows:

Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

Authorization and Validity of Agreement. Each of the Buyer and the Guarantor has all requisite corporate power and authority to enter into this Agreement, any Related Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, each Related Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party and the performance of each of the Buyer’s and the Guarantor’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action of each of the Buyer and the Guarantor. This Agreement, each Related Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which each of the Buyer and the Guarantor is a party has been duly executed by the Buyer and the Guarantor, as applicable, and constitute each of the Buyer’s and the Guarantor’s valid and binding obligation, as applicable, enforceable against each of the Buyer and the Guarantor, as applicable, in accordance with its terms. The execution, delivery and performance by each of the Buyer and the Guarantor of this Agreement, any Related Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement to which it is a party does not and will not (i) violate or conflict with any provision of either the Buyer’s or the Guarantor’s Certificates of Incorporation or Bylaws, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer or the Guarantor is a party or by which it is bound or to which any of its properties or assets is subject or (iv) result in the cancellation, modification, revocation or suspension of any License and Permit of the Buyer and the Guarantor except, in the case of clauses (ii), (iii) and (iv) above, for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Guarantor and its subsidiaries, taken as a whole.

Governmental Consents and Approvals. Prior to the Closing, each of the Buyer and the Guarantor will have obtained all material consents, waivers, authorizations or approvals of any Governmental Entity, and each material declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement, any Related Agreement and all other agreements, documents, certificates and instruments delivered to the Sellers in connection with the transactions contemplated under this Agreement by each of the Buyer and the Guarantor or the performance by each of the Buyer and the Guarantor of any of its obligations hereunder.

Financial Ability. The Guarantor has, and will have at Closing, sufficient immediately available funds in cash or cash equivalents to cause the Buyer to pay the Purchase Price payable pursuant to this Agreement (including any additional Purchase Price payable pursuant to Sections 3.2 and 3.3) and all other amounts payable in connection with the transactions contemplated by this Agreement and to effect the transactions contemplated hereby.

COVENANTS OF THE COMPANIES AND THE SELLERS.

SECTION 8.1. Conduct of Business Before the Closing Date. The Companies and the Sellers hereby jointly and severally covenant as follows:

Without the prior written consent of the Buyer or except as otherwise expressly permitted pursuant to the terms hereof, between the date hereof and the earlier to occur of the termination of this Agreement pursuant to Section 14 or the Closing Date, the Companies shall not, and the Sellers shall not permit the Companies to:

make any material change in the conduct of their businesses or enter into any transaction other than in the ordinary course of business;

make any change in any Organizational Document; issue any additional capital stock or other equity securities, or grant any option, warrant or right to acquire any capital stock or other equity securities, or issue any security convertible into or exchangeable for such securities; or alter in any way any its outstanding securities, whether by reason of a reclassification, recapitalization, combination, exchange or readjustment of the Interests or otherwise;

make any sale, assignment, transfer, abandonment or other conveyance of their assets, properties or rights or any part thereof, except transactions pursuant to the existing Contracts set forth in the Schedules hereto or in the ordinary course of business;

subject any of their assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than in the ordinary course of business consistent with past practices;

redeem, retire, purchase or otherwise acquire, directly or indirectly, any Interests, or declare, set aside or pay any dividends or other distribution in respect of such Interests; provided, however, that this clause (v) shall not prohibit distributions of cash by WAP in the ordinary course of business consistent with past practice;

acquire or lease any assets, raw materials or properties, other than in the ordinary course of business;

enter into any new (or, except as required by law, amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice and except for a special one-time performance bonus to be made by the Companies to its employees on or prior to the Closing Date;

make or commit to make capital expenditures in excess of $250,000 in the aggregate;

pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their Affiliates, other than the following: (A) the payment of salary, bonus and benefits to the Sellers and the officers and employees of the Companies pursuant to existing arrangements, (B) cash distributions with respect to the Interests, or (C) as contemplated by this Agreement or the Contracts;

fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date hereof;

take any other action that would cause the conditions in Section 13.1 to not be satisfied fully;

make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable in excess of $100,000;

make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to an S Corp, P-NAM or CGA;

enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to an S Corp, P-NAM or CGA;

settle, release or forgive any claim or litigation in excess of $50,000 or waive any right thereto;

make, enter into, modify or amend in any material respect or terminate any Contract or any contract (A) entailing annual payments in excess of $250,000, or (B) that is not terminable within ninety (90) days, except in the ordinary course of business;

make, enter into, modify or amend in any material respect or terminate any agreement or understanding with a Significant Customer or Significant Supplier except in the ordinary course of business; or

legally bind the Companies to do any of the foregoing.

From and after the date hereof and until the earlier of the termination of this Agreement pursuant to Section 14 or the Closing Date, the Companies shall, and the Sellers shall cause the Companies, to:

continue to maintain their assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

continue to conduct their businesses in the ordinary course;

keep their books of account, files and records in the ordinary course and in accordance with existing practice; and

preserve intact their operations, organization and reputation, and use their commercially reasonable efforts to keep available the services of their present officers and key employees and preserve the goodwill and business relationships of their customers.

Consents and Approvals. The Companies and the Sellers shall, at the cost and expense of the Companies, (a) use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and all other Persons required by them in connection with the execution, delivery and performance by the Companies and the Sellers of this Agreement, and (b) diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entities in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Buyer all information concerning the Companies that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Notwithstanding the foregoing, (i) the filing fees incurred in connection with the filing under the HSR Act shall be paid by the Buyer and (ii) if this Agreement is terminated pursuant to Section 14 or the purchase of the Interests contemplated by this Agreement is not otherwise consummated, the Buyer shall pay the reasonable attorneys’ fees of the Sellers not to exceed $25,000 incurred in connection with the preparation of the filing under the HSR Act or any related HSR Act matters.

Access to Properties and Records. The Companies shall, and the Sellers shall cause the Companies to, afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14) to all properties, books, Contracts, commitments and files and records (including Tax Returns and correspondence with accountants) of the Companies and, during such period, shall furnish promptly to the Buyer all other information concerning the Companies and their properties and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 8.3 shall qualify any representation or warranty of the Companies or the Sellers or the conditions to the obligations of the Buyer. The Companies shall, and the Sellers shall cause the Companies to, afford to the Buyer reasonable access to the Companies’ assets and operations throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14).

Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 14 hereof, the Companies and the Sellers shall not, and shall cause the officers and directors of the Companies and any Persons acting on behalf of the Companies or the Sellers not to, directly or indirectly, encourage, solicit, submit for board or other similar management group consideration or approval, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or its representatives) concerning any (i) merger, consolidation or similar transaction, (ii) sale, lease or other substantial disposition of assets, or (iii) issuance, sale or other disposition of Interests or other securities (or options, rights or warrants to purchase, or securities convertible into, such securities), in the case of each of (i), (ii) and (iii) involving the Companies, or (iv) any other transaction inconsistent with the transactions contemplated hereby. The Companies and the Sellers shall promptly (in any case within 24 hours) notify the Buyer of any inquiries or communications concerning any such transaction which any of them may receive or of which they may become aware.

Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Companies and the Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Notice of Breach. Through the Closing Date, the Companies and the Sellers shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

WAS Employees. As of January 1, 2005, the Sellers shall cause WAS to transfer to NAM the employees and assets that are leased to NAM and used in the operation of NAM’s business. The current employee and equipment lease by and between WAS and NAM in effect as of the date hereof shall remain in effect through January 1, 2005 pursuant to the terms thereof. As soon as practicable, the Sellers shall use their best efforts to cause NAM to be released from its guaranty obligations under the WAS sub-lease. Neither the Buyer nor the Guarantor nor any of their Affiliates (including the Companies after the Closing) shall be required to pay any additional consideration in connection with the transfer contemplated by this Section 8.7.

COVENANTS OF THE GUARANTOR AND THE BUYER.

Actions Before Closing. Each of the Guarantor and the Buyer shall not take any action that shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Each of the Guarantor and the Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

Consents and Approvals. Each of the Guarantor and the Buyer shall, at the cost and expense of the Guarantor and the Buyer, as applicable, (a) use commercially reasonable efforts (which in no event shall require the Guarantor, the Buyer or any Affiliate of the Guarantor or the Buyer to divest any assets) to obtain all consents and approvals of third parties (including, without limitation, Governmental Entities) required to be obtained by it to effect the transactions contemplated by this Agreement and (b) diligently assist and cooperate with the Sellers and the Companies in preparing and filing all documents required to be submitted by the Sellers to any Governmental Entities in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained by the Sellers in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Sellers all information concerning the Guarantor and the Buyer that counsel to the Sellers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

Commercially Reasonable Efforts. Prior to and as of the Closing Date, upon the terms and subject to the conditions of this Agreement, each of the Guarantor and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Notice of Breach. Through the Closing Date, each of the Guarantor and the Buyer shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by the Sellers or the Companies of any of their representations, warranties, agreements or covenants contained in this Agreement.

Access to Properties and Records. After the Closing Date, the Guarantor shall afford to the Sellers, and to the accountants, counsel and representatives of the Sellers, reasonable access during normal business hours to the personnel, books and records (including Tax Returns and correspondence with accountants) of the Companies (but not of the Buyer or any of its Affiliates other than the Companies) as the Sellers may reasonably request for purposes related to the Sellers’ ownership of the Interests prior to the Closing Date; provided, however, that it shall be a condition precedent to the Guarantor’s obligations under this Section 9.5 that the Seller requesting such access shall sign a non-disclosure agreement in form and substance reasonably acceptable to the Guarantor and disclose to the Guarantor the purpose for which such access is requested.

Benefits. Each employee of the Companies shall receive credit for his or her length of service with the Companies prior to the Closing for eligibility to participate and vesting purposes under the Guarantor’s life, health, dental, disability, vacation and 401(k) employee benefit plans, programs and policies.

SECTION 9.7. DoE Escrow Amount. After the Closing Date, the Buyer and the Guarantor shall use their commercially reasonable efforts, consistent with the past practice of the Companies in obtaining Department of Education contracts, to cause the conditions set forth in Section 3.3 to be fulfilled and the DoE Amount to be released to the Sellers. If this covenant is breached, the Sellers’ sole remedy shall be the payment of the DoE Amount.

TAXES

Tax Characterization.

The Sellers’ Representative shall cause the Companies to prepare and file, when due, all Tax Returns that are required to be filed by or with respect to any of the Companies for all Pre-Closing Tax Periods on a basis consistent with prior returns and shall pay any Taxes due in respect of such Tax Returns. “Pre-Closing Tax Periods” shall mean tax periods that end on or before the Closing Date.

(b) The Buyer shall prepare and file, or cause to be prepared and filed, when due, all Straddle Tax Returns and shall cause each of the Companies to pay the Taxes shown to be due thereon; provided, however, that the Sellers shall promptly reimburse the Buyer for the portion of any such Tax that relates to the portion of the Straddle Period ending on the Closing Date to the extent such Tax was not reflected in the determination of Working Capital. The Sellers will furnish to the Buyer all information and records reasonably requested by the Buyer for use in preparation of any Straddle Tax Return. The Buyer shall allow the Sellers to review, comment upon and approve (which approval shall not be unreasonably withheld) without undue delay any Straddle Tax Return. With respect to all income tax returns constituting Straddle Tax Returns, the Buyer shall provide to the Sellers drafts of any such Straddle Tax Returns at least forty-five (45) days prior to the filing of such Straddle Tax Return. Buyer shall not prepare and file, or cause to be prepared and filed, any amendment to any Tax Return of any of the Companies for any taxable period beginning prior to the Closing Date without the prior written consent (which consent shall not be unreasonably withheld) of the Sellers. In addition, the Buyer shall not contact any Tax authority with respect to any Taxes of any of the Companies for any taxable period beginning prior to the Closing Date without the prior written consent (which consent shall not be unreasonably withheld) of the Sellers.

(c) Each of the S Corps and the respective Sellers of each such S Corp shall join with the Buyer in filing a timely election under Section 338(h)(10) of the Code on Form 8023 (to be prepared by the Buyer) and any corresponding elections available under applicable state laws (collectively, the “338(h)(10) Election”). Each of the Companies and the Sellers shall cooperate with the Buyer to promptly take all actions necessary and appropriate (including executing the Form 8023 at the Closing in accordance with Schedule 10.1(c), and filing the foregoing Form 8023 and all other forms, Tax Returns, elections, schedules and documents as may be required) to effect and preserve a timely 338(h)(10) Election in accordance with Section 338(h)(10) of the Code or any successor statute thereto (and all corresponding state and local tax laws).

(d) With respect to the S Corps, the parties hereto shall allocate the Purchase Price for purposes of Section 338(h)(10) in accordance with Schedule 10.1(d). The Purchase Price allocations pursuant to the preceding sentence shall be referred to as the “Price

Allocation.” The parties hereto shall adopt and utilize the Price Allocation for purposes of the 338(h)(10) election filed by any of them with any state or federal taxing authority, and such parties shall not voluntarily take any position inconsistent therewith in connection with the examination of any Tax Return of any such parties, any refund claim, any litigation proceeding or otherwise, unless required by the Internal Revenue Service or any state taxing authority. In addition, if requested by the Buyer, a Partnership shall make an election under Code Section 754.

INDEMNIFICATION.

Survival. Each of the representations and warranties of the Companies and the Sellers set forth in this Agreement shall survive the Closing; provided, however, that no claim, lawsuit, or other proceeding (a “Claim”) arising out of or related to or based upon the breach of any representation or warranty contained in this Agreement may be made by any Indemnitee unless notice of such Claim is given to the Indemnitor in accordance with Section 11.3 prior to February 28, 2006. Notwithstanding the foregoing, claims, lawsuits or other proceedings:

based upon fraud by any Seller in connection with the execution, delivery and performance of this Agreement may be asserted by an Indemnitee at any time following the Closing Date;

(b) relating to a breach of the representations and warranties contained in Sections 5.9, 5.20 and 5.25 may be asserted by any Buyer Indemnitee until the expiration of the applicable statute of limitations (including any extensions thereof) with respect to the matters set forth therein; and

(c) relating to a breach of the representations and warranties contained in Sections 5.5 and 6.1 may be asserted by any Buyer Indemnitee at any time following the Closing Date.

Indemnification by the Sellers.

Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Sellers shall, jointly and severally, indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer, the Companies, any Affiliate of the Companies (other than the Sellers) and their respective directors, officers, agents and employees (the “Buyer Indemnitees”), harmless against any Losses suffered by any Buyer Indemnitee at any time and from time to time (subject to Section 11.1 hereof) arising out of:

any breach of any representation or warranty of the Companies or any Seller in Section 5 in this Agreement or in any schedule or certificate delivered to the Buyer in connection with the Closing with respect to Section 5;

any failure of the Companies to duly perform or observe any term, provision, covenant or agreement contained in this Agreement on the part of the Companies to be performed or observed;

any failure of the Sellers to duly perform or observe any joint (as among the Sellers) term, provision, covenant or agreement contained in this Agreement on the part of the Sellers to be jointly performed or observed; and

     (iv) any matter set forth on Schedule 11.2(a)(iv).

Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, each of the Sellers shall, severally and not jointly, indemnify and fully defend, save and hold the Buyer Indemnitees harmless against any Losses suffered by any Buyer Indemnitee at any time or from time to time (subject to Section 11.1 hereof), arising out of or resulting from one or more of the following:

any breach of any representation or warranty of such Seller contained in Section 6 of this Agreement (or any schedule to such Section 6) or in any certificate delivered to the Buyer in connection with the Closing with respect to Section 6; and

any failure of such Seller to duly perform or observe any term, provision, covenant or agreement contained in this Agreement on the part of such Seller to be performed or observed (excluding any term or provision in Section 5).

Notwithstanding anything in this Section 11 to the contrary:

the Sellers shall not have any liability under Section 11.2(a) and (b) unless the aggregate of all Losses relating thereto for which the Sellers would, but for this Section 11.2(c)(i), be liable exceeds on a cumulative basis an amount equal to $500,000, but upon reaching such amount, the Sellers shall be liable for the full amount of such Losses; provided, however, that any Loss arising from a Working Capital Deficiency, Excess Third Party Expense, any breach of Sections 5.5 or 6.1, or the items reflected on Schedule 11.2(c)(i) shall not be subject to this Section 11.2(c)(i);

with respect to Losses for which the written notice called for by Section 11.3 was given on or before the date that is six months after the Closing (the “Six Month Anniversary”), the maximum amount for which Frank J. Hanna, Jr. shall be liable with respect to matters covered by Sections 11.2(a) or 11.2(b) shall not exceed in the aggregate $20,000,000; provided, however, that any Loss arising from any breach of Section 6.1 and any third party claim described in Section 11.3(b)(iv) that the Sellers’ Representative elects to defend shall not be subject to this Section 11.2(c)(ii);

with respect to Losses for which the written notice called for by Section 11.3 was given on or before the Six Month Anniversary, the maximum amount for which Darrell T. Hanna shall be liable with respect to matters covered by Sections 11.2(a) or 11.2(b) shall not exceed in the aggregate $1,000,000; provided, however, that any Loss arising from any breach of Section 6.1 and any third party claim described in Section 11.3(b)(iv) that the Sellers’ Representative elects to defend shall not be subject to this Section 11.2(c)(iii);

with respect to Losses for which the written notice called for by Section 11.3 was given after the Six Month Anniversary, the maximum amount for which Frank J. Hanna, Jr. shall be liable with respect to matters covered by Sections 11.2(a) or 11.2(b) shall not exceed in the aggregate $7,500,000 less the amount of Losses in Section 11.2(c)(ii) above in excess of $12,500,000; provided, however, that any Loss arising from any breach of Section 6.1 and any third party claim described in Section 11.3(b)(iv) that the Sellers’ Representative elects to defend shall not be subject to this Section 11.2(c)(iv);

with respect to Losses for which the written notice called for by Section 11.3 was given after the Six Month Anniversary, the maximum amount for which Darrell T. Hanna shall be liable with respect to matters covered by Sections 11.2(a) or 11.2(b) shall not exceed in the aggregate $375,000 less the amount of Losses in Section 11.2(c)(iii) above in excess of $625,000; provided, however, that any Loss arising from any breach of Section 6.1 and any third party claims described in Section 11.3(b)(iv) that the Sellers’ Representative elects to defend shall not be subject to this Section 11.2(c)(v);

(vi) the maximum amount for which a Seller shall be liable with respect to matters arising from breaches of Section 6.1 shall not exceed in the aggregate such Seller’s Seller Percentage of the Purchase Price;

(vii) with respect to Losses caused by fraud only with respect to the execution, delivery and performance of this Agreement, there shall be no maximum amount for which Frank J. Hanna, Jr. may be liable. Any Loss caused by fraud only with respect to the execution, delivery and performance of this Agreement shall not be subject to Section 11.2(c)(i);

(viii) with respect to Losses caused by fraud only with respect to the execution, delivery and performance of this Agreement, the maximum amount for which Darrell T. Hanna shall be liable is $1,000,000. Any Loss caused by fraud only with respect to the execution, delivery and performance of this Agreement shall not be subject to Section 11.2(c)(i); and

(ix) with respect to Losses arising from a breach of a representation or warranty that relates to ADM, the maximum aggregate amount for which the Sellers shall be liable is $500,000; provided, however, that any third party claims described in Section 11.3(b)(iv) that the Sellers’ Representative elects to defend shall not be subject to this Section 11.2(c)(ix).

(d) For purposes of determining the dollar amount of any Loss arising from any untruth or inaccuracy in any representation or certification or the breach of any warranty, all materiality qualifications set forth therein shall be disregarded.

(e) Any recovery for Losses for which Sellers may be liable shall be made first against the Indemnity Escrow Deposit. Any recovery for Losses may be made directly against the Sellers only if the Indemnity Escrow Deposit is insufficient or no longer in existence and to the extent that recovery of such Losses is not subject to the limitations set forth in Section 11.2(c).

Procedures for Indemnification.

(a)

                    (i) If a party entitled to indemnification under this Section 11 (an “Indemnitee”) asserts that a party obligated to indemnify it under this Section 11 (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 11.2 or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give written notice signed by an authorized officer, as applicable, (the “Indemnity Notice”) to the Indemnitor and the Sellers’ Representative. In case the Sellers’ Representative shall so object in writing to any claim or claims made in any Indemnity Notice, the Sellers’ Representative and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to such claims. If the Sellers’

Representative and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent (as defined in the Indemnity Escrow Agreement). The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Indemnity Escrow Deposit (as defined in the Indemnity Escrow Agreement) to any Indemnitee in accordance with the terms thereof.

                    (ii) If no such agreement can be reached after good faith negotiation, either the Buyer or the Sellers’ Representative may demand arbitration of the matter unless the amount of the damage or loss at issue is in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator selected by the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The non-prevailing party to the dispute shall pay all costs of the arbitration, including attorneys’ fees and costs of the prevailing party. The decision of the arbitrator as to the validity and amount of any claim in such Indemnity Notice shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Escrow Deposit in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator.

                    (iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Cobb County, Georgia under the rules then in effect of the American Arbitration Association.

     (b) If the Buyer receives notice of a third-party claim that the Buyer believes may result in a claim against the Escrow Deposit, the Buyer shall promptly notify the Sellers’ Representative in writing of such claim (but the failure to promptly notify the Sellers’ Representative shall not relieve the Sellers of their indemnification obligations hereunder except to the extent (and only to such extent) that the Sellers’ Representative or any Indemnitor is materially prejudiced by such failure to notify). The Sellers’ Representative, as a representative for the Sellers, may, at his election, undertake control of the defense thereof with counsel of his choosing reasonably acceptable to the Buyer, in which case the Buyer may participate in such defense through its own counsel and at its own expense. If the Sellers’ Representative elects to undertake control of the defense of such claim, the Sellers’ Representative shall not settle any such claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Sellers’ Representative shall not be entitled to undertake the defense of a third party claim if (i) such claim involves a purported class action (other than class action claims pursuant to the Fair Debt Collection

Practices Act), (ii) such claim involves Taxes and the Buyer reasonably determines that the claim would have an impact on Tax Returns that include periods after the Closing Date, (iii) such claim demands injunctive or other equitable relief, (iv) the Buyer reasonably determines based upon the advice of counsel that such claim is likely to exceed 125% of the remaining amounts in the Escrow Deposit, (v) the Sellers’ Representative or any Seller is also a party to such third-party claim or (vi) the Buyer reasonably determines that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics; provided, however, that the Sellers’ Representative may elect to undertake the defense of a third party claim set forth in clause (iv) above, but if the Sellers’ Representative so elects then the limitations on liability set forth in Sections 11.2(c)(ii), 11.2(c)(iii), 11.2(c)(iv) and 11.2(c)(v) shall not apply to such claim. If the Sellers’ Representative declines to undertake the defense of such claim within thirty (30) days after written notice of such claim has been delivered to the Sellers’ Representative or fails to diligently defend such claim at any time, the Buyer may, in its reasonable discretion, assume the defense of any such claim with counsel of its choice, and the fees and expenses of such counsel shall constitute Losses. The Buyer shall advise the Sellers’ Representative of material developments and otherwise keep the Sellers’ Representative informed with respect to such third-party claim; provided, however, that the Buyer shall not be required to provide any confidential or non-public information. If the Sellers’ Representative elects to undertake the defense of a third-party claim, the Sellers’ Representative shall be entitled to recover its reasonable attorneys’ fees and expenses that relate to such third-party claim from the Indemnity Escrow Deposit immediately prior to the expiration of the Indemnity Escrow Deposit out of amounts that would otherwise be distributed to the Sellers; provided, however, that any and all Losses incurred by the Buyer, its officers, directors or affiliates (including the Companies) that are recoverable against the Indemnity Escrow Deposit and any amounts necessary to satisfy unresolved claims pursuant to this Section 11.3 shall be satisfied in full or reserved for before any attorneys’ fees and expenses of the Sellers’ Representative may be paid from the Indemnity Escrow Deposit. If the Buyer undertakes the defense of a third-party claim or if the Sellers’ Representative fails to diligently defend such claim at any time, the Buyer shall have the right in its reasonable discretion to settle any such claim; provided, however, that except with the consent of the Sellers’ Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount, validity or existence of any claim against the Indemnity Escrow Deposit. If the Sellers’ Representative has consented to any such settlement, the Sellers’ Representative shall have no power or authority to object under any provision of this Section 11.3 to the amount of any claim by the Buyer against the Indemnity Escrow Deposit with respect to and in the amount of such settlement. The Buyer and the Sellers’ Representative shall cooperate with each other in all reasonable respects in connection with the defense of any third-party claim, including making available records relating to such claim and furnishing employees of the Buyer or the Companies as may be reasonably necessary for the preparation of the defense of any such third-party claim or for testimony as witness in any proceeding relating to such claim.

Exclusive Remedy. Notwithstanding any provision of this Agreement to the contrary, absent fraud on the part of any party, indemnification claims brought in accordance with and subject to this Section 11 shall be the exclusive remedy of any Indemnitee after the Closing with respect to, arising out of or resulting from the subject matter of this Agreement.

Tax Effect and Insurance. The amount of any Losses shall be reduced by the tax benefit actually realized and any insurance proceeds received by any Indemnitee as a result of any Losses upon which such claim is based. The amount of any such tax benefit shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitor of the claim, as adjusted to give effect to any such tax benefit, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the claim is based.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANIES AND THE SELLERS.

The obligations of the Companies and the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Companies and the Sellers in their sole discretion:

Representations and Warranties of the Buyer and the Guarantor. All representations and warranties made by the Buyer and the Guarantor in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer and the Guarantor that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Buyer or the Guarantor on and as of the Closing Date, and the Companies and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Buyer or the Guarantor, as applicable.

Performance of the Obligations of the Buyer and the Guarantor. Each of the Buyer and the Guarantor shall have performed in all material respects all of their respective obligations required under this Agreement to be performed by it on or before the Closing Date, and the Companies and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by the President or any Vice President of the Buyer and the Guarantor, as applicable. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entities, and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 12.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Escrow Agreements. Buyer shall have executed and delivered to the Sellers the Escrow Agreements and the Escrow Agreements shall be in full force and effect.

HSR Act. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated.

Employment Agreements. Buyer shall have executed and delivered the Employment Agreements (as defined in Section 13.11), which shall become effective at Closing.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

Representations and Warranties of the Companies and the Sellers. All representations and warranties made by the Companies and the Sellers in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Companies and the Sellers that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Companies and the Sellers on and as of the Closing Date. The Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Companies and the Sellers’ Representative on behalf of the Sellers. Performance of the Obligations of the Companies and the Sellers. The Companies and the Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Companies and the Sellers’ Representative on behalf of the Sellers.

Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 13.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

Interests. The Sellers’ Representative shall have delivered to the Buyer not less than one hundred percent (100%) of the Interests (together with related Interest Transfer Documents) deposited by the Sellers pursuant to Section 2.2(a), which Interests shall represent all of the issued and outstanding Interests of the Companies.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which has a Material Adverse Effect on the any of the Companies, shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or, to the knowledge of the Sellers or the Companies, threatened by any Governmental Entity or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect on the Companies.

Opinions of Counsel. The Buyer shall have received an opinion, dated as of the Closing Date, from King & Spalding LLP, counsel to the Companies and the Sellers in the form attached as Exhibit D, and an opinion, dated as of the Closing Date, from Walther, Key, Maupin, Oats, Cox & Legoy, Nevada counsel to the Companies and the Sellers, in the form attached as Exhibit E.

Escrow Agreements. Each Seller shall have executed and delivered to the Buyer the Escrow Agreements and the Escrow Agreements shall be in full force and effect.

Non-Competition Agreements. Each Seller set forth on Schedule 13.9 shall have executed and delivered to the Buyer a non-competition agreement, in the form attached as Exhibit F hereto (the “Non-Competition Agreements”), and none of such persons shall be in breach thereof.

Releases of Sellers; Resignations. There shall have been delivered to the Buyer releases, in the form attached as Exhibit G hereto, by each Seller (the “Releases”). Each person listed on Schedule 13.10 shall have delivered to the Buyer a letter of resignation, substantially in the form attached as Exhibit H hereto (the “Resignation Letters”).

Employment Agreements. Each person set forth on Schedule 13.11 shall have executed and delivered to the Buyer an employment agreement, in the form attached as Exhibit I hereto, which shall become effective at Closing (the “Employment Agreements”), and none of such persons shall be in breach thereof.

Internal Control Certifications. The President and Chief Financial Officer of WAM shall have executed and delivered to the Buyer an internal control certificate in the form attached as Exhibit J hereto.

Tax Election. Each of the Companies that is a corporation and each of the Sellers shall have complied with the provisions of Section 10.1(c) of this Agreement.

HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

TERMINATION.

Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

By mutual written consent of the Sellers and the Buyer; By the Buyer, if any of the Companies or any of the Sellers has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Companies and the Sellers (provided, that the Buyer is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 13.1 or Section 13.2 hereof, as the case may be, will not be satisfied;

By the Sellers if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Buyer (provided, that none of the Companies nor any of the Sellers are then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 12.1 or Section 12.2 hereof, as the case may be, will not be satisfied;

By the Sellers or the Buyer if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

By the Sellers or the Buyers if the Closing shall not have been consummated by September 1, 2004 for any reason, provided that the right to terminate this Agreement under this Section 14.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Companies, the Sellers or the Buyer, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 14.2, 17.2, 17.3, 17.5, 17.6, 17.7 and 17.14, hereof shall remain in full force and effect and survive any termination of this Agreement.

SELLERS’ REPRESENTATIVE.

Appointment; Acceptance. By executing this Agreement, each Seller hereby irrevocably constitutes and appoints Worldwide Assets, Inc. and its successors, acting as hereinafter provided, as its attorney-in-fact and agent in its name, place and stead in connection with the transactions and agreements contemplated by this Agreement and any Related Agreement (the “Sellers’ Representative”), and acknowledges that such appointment is coupled with an interest and is intended to be durable and to survive the disability or mental incapacity of each Seller. By executing and delivering this Agreement under the heading “Sellers’ Representative,” Worldwide Assets, Inc. hereby (a) accepts its appointment and authorization to act as Sellers’ Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement and (b) agrees to perform the obligations required of the Sellers’ Representative under this Agreement, any Related Agreement and any other agreements, documents, certificates and instruments delivered to the Buyer in connection with the transactions contemplated under this Agreement.

Authority. Each Seller fully and completely, without restriction:

Authorizes the Sellers’ Representative: (i) to prepare, finalize, approve and authorize all exhibits, schedules and other attachments to this Agreement and all other agreements and other documents (including, without limitation, documents delivered pursuant to Section 2 or 3) delivered by the Sellers pursuant to this Agreement (the “Seller Delivered Agreements”) and such approval and authorization may be conclusively evidenced by the Sellers’ Representative and (ii) to execute and deliver, and to accept delivery, on his behalf of such amendments as may be deemed by the Sellers’ Representative in its sole discretion to be appropriate under the Seller Delivered Agreements; provided, however, that nothing in this Section 15 shall be deemed to authorize the Sellers’ Representative to communicate any inaccurate or misleading information to the Buyer on behalf of any Seller. Agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Sellers’ Representative under the Seller Delivered Agreements.

Authorizes the Sellers’ Representative: (i) to dispute or to refrain from disputing and thereby accept any claim made by the Buyer under the Seller Delivered Agreements; (ii) to negotiate and settle any dispute which may arise under, and exercise or refrain from exercising remedies available under the Seller Delivered Agreements, to sign any releases or other documents with respect to such dispute or remedy; (iii) to waive any condition contained in the Seller Delivered Agreements; (iv) to give any and all consents under the Seller Delivered Agreements (including, without limitation, in connection with the Additional Purchase Price Payment); and (v) to give such instructions and do such other things and refrain from doing such things as the Sellers’ Representative shall deem appropriate to carry out the provisions of the Seller Delivered Agreements.

Actions. Each Seller hereby expressly acknowledges and agrees that (a) the Sellers’ Representative is exclusively authorized to act on its behalf, notwithstanding any dispute or disagreement among the Sellers, and (b) the Buyer and any other person or entity shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement and the other Seller Delivered Agreements without any liability to, or obligation to inquire of, any of the Sellers. All notices, counternotices or other instruments or designations delivered by any Seller or the Sellers’ Representative shall not be effective unless, but shall be effective if, signed by the Sellers’ Representative, and if not, such document shall have no force and effect whatsoever hereunder and the Buyer and any other person or entity may proceed without regard to any such document. The Buyer and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative, and upon receipt of any writing which reasonably appears to have been signed by the Sellers’ Representative, the Buyer and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

Effectiveness. The authorization of the Sellers’ Representative shall be irrevocable and effective until its rights and obligations under this Agreement terminate by virtue of the termination of this Agreement and any and all of the obligations of the Sellers to the Buyer under the Seller Delivered Agreements.

Indemnification; Fees and Expenses. The Sellers hereby jointly and severally agree (a) to indemnify and hold the Sellers’ Representative harmless from any and all Losses, and (b) that the Sellers’ Representative shall not have any liability to the Sellers for any act or omission hereunder, except for gross negligence or willful misconduct.

Successor. Upon ninety (90) day prior written notice to the Companies, the Sellers’ Representative shall have the right to resign at his sole discretion for any reason at any time and in such event, the Sellers’ Representative shall continue to have all rights to indemnification, fees and expenses as provided in Section 15.5 above. If the Sellers’ Representative resigns or ceases to function in its capacity as such for any reason whatsoever, such Sellers’ Representative shall immediately give notice to the other parties to this Agreement. In such event, Darrell T. Hanna shall be appointed as the successor Sellers’ Representative; provided, however, that if for any reason Darrell T. Hanna shall not be appointed as the successor within ninety (90) days after the Sellers’ Representative resigns or otherwise ceases to function, then the Buyer shall have the right, upon notice to each Seller and opportunity to be heard, to petition a court of competent jurisdiction for the appointment of one or more successors to be selected from among those Sellers employed by the Companies or any of their Affiliates as of the date of such petition so long as any such Seller is still so employed.

Survival of Authorizations. EACH SELLER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THE FOREGOING SECTIONS OF THIS SECTION 15 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH SELLER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED, INCOMPETENT OR INCAPACITATED, DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS THE SELLERS’ REPRESENTATIVE MAY DEEM APPROPRIATE, AND DOES HEREBY DIRECT THAT NO FILING OF ACCOUNTS OR INVENTORIES OR POSTING OF A SURETY BOND SHALL BE REQUIRED.

GUARANTEE.

     To induce the Sellers to enter into this Agreement and in consideration of the benefits to be received by the Guarantor from the transactions contemplated hereby, the Guarantor unconditionally guarantees the payment and timely performance when due of any and all obligations of the Buyer or any assignee of the Buyer under this Agreement. Upon default by the Buyer in making any payment hereunder or any other failure to perform its obligations hereunder, the Guarantor shall make such payment or cause such obligation to be performed promptly upon demand of the Sellers.

MISCELLANEOUS.

Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate; provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer or the Guarantor hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Governing Law, Arbitration. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict or choice of law rules thereof. In the event of a dispute not subject to Section 11.3, the Sellers’ Representative and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to such claims. If no such agreement can be reached after good faith negotiation, either the Buyer or the Sellers’ Representative may demand arbitration of the matter. The arbitration shall be conducted by one (1) arbitrator selected by the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Cobb County, Georgia under the rules then in effect of the American Arbitration Association.

Expenses. Except as otherwise provided for in this Agreement, all of the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs. Without limiting the generality of the foregoing, the Sellers shall pay all of the fees, expenses and costs of the Companies incurred in connection with this Agreement (including brokers’ fees and fees and costs of legal counsel and accountants) and the transactions contemplated hereby. Any fee, expense or cost of the Companies or the Sellers that is incurred in connection with this Agreement and the transactions contemplated hereby that is paid by any of the Companies (a “Third Party Expense”) shall be deemed to be a Loss to the extent such Third Party Expense has not caused an adjustment to the Working Capital pursuant to Section 3.1 (the extent to which such Third Party Expense has not caused an adjustment to the Working Capital pursuant to Section 3.1, an “Excess Third Party Expense”).

Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. To the extent permitted by law, each party hereto waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after deposit to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to a Seller or the Sellers’ Representative:

Worldwide Assets, Inc.
9911 Covington Cross Drive, Ste. 107
Las Vegas, NV 89144
Attention: Frank J. Hanna, Jr.
Facsimile: (702) 304-2592

Copy to:	King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
Attn: Mr. Alan J. Prince
Ms. Alana L. Griffin
Facsimile: (404) 572-5100

If to the Buyer or the Guarantor:

West Receivable Services, Inc.
5300 Oakbrook Parkway, Suite 300
Norcross, GA 30093
Attention: General Counsel
Facsimile: (678) 924-1955

Copies to:

West Corporation
11808 Miracle Hills Drive
Omaha, NE 68154
Attention: General Counsel
Facsimile: (402) 963-1211

Blackwell Sanders Peper Martin LLP
1620 Dodge Street, Suite 2100
Omaha, NE 68102-1504

Attention: Mr. James C. Creigh
Facsimile: (402) 964-5050

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Public Announcements. The parties agree that after the signing of this Agreement and prior to Closing, the Companies and the Sellers shall not make any press release or public announcement concerning this transaction without the prior written approval of the Buyer, and the Buyer and the Guarantor shall not make any press release or public announcement concerning this transaction without the prior approval by the Companies, which approval in each case shall not be unreasonably withheld or delayed.

Entire Agreement. This Agreement, the Confidentiality Agreement (as defined in Section 17.14) and the letter agreement, dated April 15, 2004 (which includes certain non-solicitation/no-hire covenants) contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Companies, the Sellers or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Companies, the Sellers or the Buyer.

Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Knowledge. As used in this Agreement, the term “knowledge” shall, as to any person, refer to all facts of which such person shall have actual knowledge after reasonable inquiry. With respect to the Companies, the term “knowledge” shall mean the actual knowledge of the Companies’ executive officers set forth on Schedule 17.13 after reasonable inquiry.

Return of Materials and Information. In the event this Agreement is terminated, each of the Buyer and the Guarantor shall, and shall cause its agents to, immediately deliver to the

Companies all materials and information, whether in hard copy or electronic format, obtained from the Companies or the Sellers and any notes or analyses thereof. The Buyer and the Guarantor shall not retain any such information and shall confirm in writing that it has not retained any copies. The Buyer and the Sellers shall continue to be bound by the terms of that certain Mutual Confidentiality Agreement, dated as of January 16, 2004 by and among Buyer and the Sellers (the “Confidentiality Agreement”).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Companies

WORLDWIDE ASSET MANAGEMENT, LLC,
a Georgia limited liability company

	By:	/s/ Frank J. Hanna, Jr.

Name: Frank J. Hanna, Jr.
Title: Managing Member

NATIONAL ASSET MANAGEMENT ENTERPRISES, INC., a
Georgia corporation

	By:	/s/ Frank J. Hanna, Jr.
Name: Frank J. Hanna, Jr.
Title: Chief Executive Officer

WORLDWIDE ASSET COLLECTIONS, LLC,
a Nevada limited liability company

	By:	WORLDWIDE ASSETS, INC.,
its managing member

	By:	/s/ Darrell T. Hanna
Name: Darrell T. Hanna
Title: President

	Attest	: /s/ Joshua C. Miller
Joshua C. Miller,
`		Assistant Secretary

WORLDWIDE ASSET PURCHASING, LLC,
a Nevada limited liability company

	By:	WORLDWIDE ASSETS, INC.,
its managing member

	By:	/s/ Darrell T. Hanna
Name: Darrell T. Hanna
Title: President

	Attest	: /s/ Joshua C. Miller
Joshua C. Miller,
Assistant Secretary

BUYDEBTCO, LLC,
a Nevada limited liability company

By:	WORLDWIDE ASSETS, INC.,
its managing member

By:	/s/ Darrell T. Hanna
Name: Darrell T. Hanna
Title: President

Attest	: /s/ Joshua C. Miller
Joshua C. Miller,
Assistant Secretary

THE DEBT DEPOT, LLC,
a Georgia limited liability company

By:	/s/ Frank J. Hanna, Jr.
Name: Frank J. Hanna, Jr.
Title: Managing Member

Sellers’ Representative

WORLDWIDE ASSETS, INC.,
a Nevada corporation

By:	/s/ Darrell T. Hanna
Name: Darrell T. Hanna
Title: President

Attest	: /s/ Joshua C. Miller
Joshua C. Miller,
Assistant Secretary